EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF

                         ADVANCED TISSUE SCIENCES, INC.

     Arthur J. Benvenuto and Michael V. Swanson, the duly elected Chairman and Chief Executive Officer, and Assistant Secretary, respectively, of Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company") hereby certify the following:

     1. The Restated Certificate of Incorporation of the Company, as amended, shall be amended in the following manner:

          A. The Fourth paragraph of Article Four, Clause I, of the Restated Certificate of Incorporation of the Company, as amended, is amended and restated in its entirety as follows:

     "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One-Hundred Twenty-Six Million (126,000,000) shares. One-Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share."

     2. The foregoing amendment was approved by the Board of Directors of the Company in accordance with Section 242 of the General Corporation law of the State of Delaware.

     3. The foregoing amendment was approved by the required vote of the stockholders of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 40,353,524 shares of common stock and the number of shares of common stock in favor of the foregoing amendment equaled or exceeded the voting required, such required vote being a majority of the outstanding shares of common stock.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 16th day of February 1999.


                                            /s/ Arthur J. Benvenuto
                                           __________________________________
                                           Arthur J. Benvenuto
                                           Chairman & Chief Executive Officer

ATTEST:

 /s/ Michael V. Swanson
_______________________________________
Michael V. Swanson, Assistant Secretary